Exhibit 10.24

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE DISCLOSURE OF THAT INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.
29 West 35th Street, 7th Floor
New York, NY 10001

April 26, 2023

Via Email (to [***])

Jacob Scott
[***]
[***]

Dear Jacob:

This letter confirms our previous conversations regarding the promotion opportunity available to you with Sprinklr, Inc. (“Sprinklr” or the “Company”) and sets forth the terms and conditions of that employment.

1.    The Company hereby offers you full-time employment as General Counsel and Corporate Secretary for Sprinklr commencing on or about March 15, 2023 (the “Start Date”). You will report to Ragy Thomas, Chief Executive Officer (“CEO”), or his successor. During the period of your employment, you will (a) devote your entire working time at the direction of the Company or its affiliates, (b) use your best efforts to complete all assignments, and (c) adhere to the Company’s lawful written procedures and policies in place from time to time.

2.    Your initial base salary will be at the rate of USD $410,000 per year payable in accordance with the Company’s standard payroll schedule for salaried employees (including pay periods that currently occur twice per month), subject to standard withholding and payroll taxes. You will also be eligible to earn a discretionary annual bonus of up to 55% of your base salary. The amount of this bonus will be determined in the sole discretion of the Company and based on the performance of the Company during the fiscal year, as well as any other criteria the Company deems relevant. With your initial salary rate and target annual bonus, your total target annual earnings potential is USD $635,500.

3.    You will be entitled to receive 183,318 Restricted Stock Units (the “Equity Award”) under the Sprinklr, Inc. 2021 Equity Incentive Plan (the “Plan”). The grant date for the Equity Award will be the third trading day after the public disclosure of the Company’s fourth quarter and full-year fiscal 2023 financial results, contingent on your remaining in Continuous Service (as defined in the Plan) on such date. The vesting commencement date of your Equity Award will be March 15, 2023. Your Equity Award will vest over a four-year period as follows: the first 25% will vest one year from your vesting commencement date and 1/16 will vest on each June 15, September 15, December 15 and March 15 thereafter, subject to your continuous employment with the Company through each vesting date. The Equity Award will be subject to the terms and conditions under the Plan, and the applicable Restricted Stock Unit grant notice and award agreement, and the Company’s policies in effect from time to time.

4.    The Company has established the Sprinklr, Inc. Severance and Change in Control Plan (effective May 1, 2019) (as it may be amended and or restated from time to time, the “Severance Plan”). You will be eligible to participate in the Severance Plan effective as of your Start Date. A copy of the Severance Plan is included with this letter. The Severance Plan may be revised from time to time at the discretion of the Company’s board of directors.

5.    During your employment with the Company you will continue to work from your home in Belmont, Massachusetts, subject to your attendance of meetings at other Company offices and/or at other locations, as the Company may reasonably request. You specifically acknowledge that the position may require frequent travel to the Company’s headquarters located in New York, New York.
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29 West 35th Street, 7th Floor
New York, NY 10001

6.    During your employment with the Company you will be eligible to participate in all our then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels at its discretion. You will be eligible to participate in the Company’s vacation policies in effect from time to time. Currently, the Company offers a Flexible Paid Time Off (PTO) program under which PTO is not tracked, accrued, or carried over from year to year.  PTO is to be arranged with your manager in accordance with the Flexible PTO policy.

7.    By executing this letter, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s or its clients’ trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than (a) in the course of your employment with the Company with the prior written permission of the CEO or the Company’s Chief Financial Officer (“CFO”), or (b) as otherwise compelled by applicable law or rules of ethics applicable to you as an attorney. You also will be required to execute the Company’s Non-Disclosure and Invention Assignment Agreement annexed to this letter (the “NDA”), the terms of which are in addition to the terms of this letter. By executing this letter, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

8.    Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate your employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the CEO or CFO, and such agreement is expressly acknowledged as an employment contract.

9.    This letter, together with the Severance Plan and the NDA, contains the entire understanding between you and the Company, supersedes all prior agreements and understandings between you and the Company related to your employment, and is governed by the laws of the State of New York. This letter may not be modified, changed, or altered except in writing signed by you and a duly authorized officer of the Company (other than you). If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes hereunder.

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29 West 35th Street, 7th Floor
New York, NY 10001
We are excited about your transition at Sprinklr! Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms.

Here’s to an amazing journey together!

Agreed to and Accepted by: /s/ Jacob Scott Name: Jacob Scott Date: April 26, 2023	Sincerely, /s/ Diane K. Adams Diane K. Adams Chief Culture & Talent Officer

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29 West 35th Street, 7th Floor
New York, NY 10001
NON-DISCLOSURE AND INVENTION
ASSIGNMENT AGREEMENT

As an employee of Sprinklr, Inc., any of its subsidiaries, affiliates, or successors (collectively, the "Company"), and in consideration of the compensation now and hereafter paid to me, the undersigned (“I”) hereby agree as follows:

1.    Maintaining Confidential Information
a.    Company Information. I agree at all times during the term of my employment (if an employee) and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Chief Executive Officer of the Company (the “CEO”) or the CEO’s designee, any Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, all trade secrets, proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants or licensees, in whatever form. Notwithstanding the foregoing, “Proprietary Information” shall not include (i) information which is at the time of disclosure, or which subsequently becomes through no fault of mine, generally available to the public; (ii) information which I received from third parties who were not under any direct or indirect obligation of confidentiality; and (iii) information which the Company has disclosed to third parties without any obligation of confidentiality. I acknowledge that Proprietary Information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

b.    Third Party Information. I recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree during the term of my employment and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express prior written authorization of the CEO of the Company.

c.    Ownership. I acknowledge and agree that the Proprietary Information constitutes valuable, special and unique assets of the Company, and that the Proprietary Information is and shall remain at all
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29 West 35th Street, 7th Floor
New York, NY 10001
times the sole and exclusive property of the Company and is vital to the successful operation of the Company’s business.

2.    Retaining and Assigning Inventions and Original Works
a.    Inventions and Original Works Retained by Me. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment or engagement with the Company which relate to the Company's proposed or current business, products or research and development (the “Company Business”), which belong to me (collectively, the "Prior Inventions") and which are not assigned to the Company; or, if no such list is attached, I represent that there are no such inventions. If in the course of my employment or engagement with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have an non-exclusive, royalty free, irrevocable, perpetual, or world-wide license to make, have made, sublicense, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b.    Inventions and Original Works Assigned to the Company.
    (i)    I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will transfer, convey, release and assign to the Company all my right, title, and interest, if any, in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am employed or engaged as a contractor by the Company and which relate to the Company Business.

    (ii)    If I have been employed or engaged by the Company for any period of time prior to the execution of this Agreement, by execution of this Agreement I hereby transfer, convey, release and assign to the Company all my right, title and interest, if any, in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets which relate to the Company Business and which I have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time that I have been employed with or engaged by the Company. The inventions, original works of authorship, developments, concepts, improvements, or trade secrets referred to in Subsections (i) and (ii) above are collectively referred to as the "Inventions".

    (iii)    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment or engagement and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

c.    Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States government or any of its agencies.

d.    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure and enforce the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers
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29 West 35th Street, 7th Floor
New York, NY 10001
shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3.    Returning Company Documents. I agree that, at the time of leaving the employ or engagement of the Company for whatever reason or circumstance, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all Proprietary Information as well as any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, belonging to the Company, its successors or assigns. In the event of the termination of my employment or engagement, I agree to promptly sign and deliver to the Company a certificate confirming my compliance with all terms of this Agreement in a form reasonably satisfactory to the Company.

4.    Representations; Covenants.
    a.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement (i) to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by or engagement with the Company, or (ii) to assign Inventions to any former employer or any other third party. I will not disclose to the Company or use on its behalf any confidential information belonging to others. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

    b.    Restrictive Covenants. Because of the trade secret subject matter of the Company’s business and my role with the Company, I agree that during the term of my employment with the Company or its affiliates and for a period of twelve (12) months thereafter, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others do the following:
i.Solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person then employed by the Company or who has left the employment of the Company within the preceding six (6) months, or any person or entity engaged by the Company as a consultant or independent contractor or who/which has ceased a service relationship with the Company within the preceding six (6) months, to terminate such person’s or entity’s relationship with the Company, even if I did not initiate the discussion or seek out the contact; and

ii.Solicit, canvas, induce, encourage, or participate in soliciting, canvassing, inducing, or encouraging any clients or prospective clients of the Company to terminate such entity’s relationship with Company, even if I did not initiate the discussion or seek out the contact.

iii.In addition, I will not during the term of this Agreement and for a period of three (3) months thereafter, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by the Company.

5.    Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 1, 2 and/or 3 herein. Accordingly, I
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29 West 35th Street, 7th Floor
New York, NY 10001
agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

6.    General Provisions
a.    Employment/Engagement at Will. This Agreement is not an employment agreement. I understand that the Company may terminate my employment at any time, with or without cause, subject to the terms of any separate written agreement duly executed by both parties.

b.    Acknowledgment. I acknowledge that I have had the opportunity to consult legal counsel regarding this Agreement, that I have read and understood this Agreement, that I am fully aware of its legal effect, and that I have entered into it freely and voluntarily and based on my own judgment and not on any representations, understandings, or promises other than those contained in this Agreement.

c.    Governing Law. This Agreement will be governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the jurisdiction of the state courts of the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement. The prevailing party in any litigation hereunder shall be entitled to recover all its legal costs (including without limitation, legal fees and expenses and court costs) in connection with such action.

d.    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

e.    Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable by a court of competent jurisdiction, then the remaining provisions will continue in full force and effect.

f.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

    g.    Survival; Notification. The provisions of this Agreement shall survive any termination of the employment or consulting relationship between myself and the Company, regardless of the reason for such termination. The Company may notify anyone employing or engaging me at any time of the provisions of this Agreement.

/s/ Jacob Scott
___________________

Name: Jacob Scott

Date: April 26, 2023
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